                                                                    EXHIBIT 12.1

                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                        (In thousands, except ratio data)



                                                                                          Year ended December 31,
                                                                          ----------------------------------------------------------
                                                                             2004         2003         2002        2001       2000
                                                                          ----------------------------------------------------------

Income Before Minority Interests                                            $17,828      $12,491     $13,122     $19,666     $17,962
  Add:
   Distributed Income of Equity Investees                                       468          656         719         803         302
   Fixed Charges and Preferred Dividends Excluding Capitalized Interest      39,535       31,947      27,724      29,866      31,289
   Amortization of Capitalized Interest                                         136          111          79          53          39
   Equity in Loss of Equity Investees                                             -            -           -           -           -
  Deduct:
   Gain on Sale of Real Estate                                              (2,408)      (1,160)     (2,164)     (5,550)     (3,795)
   Preferred Dividends                                                      (4,814)      (2,375)     (1,151)     (3,360)     (3,360)
   Equity in Earnings of Equity Investees                                     (180)        (252)       (790)       (813)       (198)
                                                                          ---------   ----------  ----------  ----------  ----------
                                                                            $50,565      $41,418     $37,539     $40,665     $42,239
                                                                          =========   ==========  ==========  ==========  ==========

Fixed Charges:
   Interest Expense including Amortization of Debt Costs                    $34,525      $29,432     $26,429     $26,332     $27,756
   Capitalized Interest                                                         692          586       1,243         348       1,310
   Interest Factor in Rental Expense                                            196          140         144         174         173
                                                                          ---------   ----------  ----------  ----------  ----------
   Total Fixed Charges                                                      $35,413      $30,158     $27,816     $26,854     $29,239
   Preferred Stock Dividends                                                  4,814        2,375       1,151       3,360       3,360
                                                                          ---------   ----------  ----------  ----------  ----------
   Total Fixed Charges and Preferred Dividends                              $40,227      $32,533     $28,967     $30,214     $32,599
                                                                          =========   ==========  ==========  ==========  ==========

Ratio of Earnings to Combined Fixed Charges                                    1.43         1.37        1.35        1.51        1.44
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends            1.26         1.27        1.30        1.35        1.30

